Exhibit 10.1

Venaxis, Inc.
 1585 South Perry Street
Castle Rock Colorado 80104

Via electronic mail

September 13, 2016

Richard J. Whitcomb

Dear Rick:

Venaxis, Inc. ("Venaxis" or the "Company") is pleased to extend this offer to you, as a former employee of BiOptix Diagnostics, Inc., ("BiOptix") to join Venaxis as an employee.  Your employment start date will be September 16, 2016, upon the completion of your consulting services arrangement with BiOptix. Venaxis has agreed to fund the September 15, 2016 BiOptix consulting payments to the former BiOptix consultants as well, which will be paid regardless of whether you accept this offer.

Your title, responsibilities, and starting salary for your position are detailed on the attached schedule.  Your base salary will be paid on a semi-monthly basis and subject to normal withholding.  The last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

If the Company terminates your employment for any reason other than for "cause" in the first eight (8) months after your employment start date, the Company will pay you severance equal to the remaining unpaid portion of your annual base salary set forth on the attached schedule, subject to execution of a customary release of claims.  If the Company terminates your employment for any reason other than for "cause" after the eight (8) month anniversary of your employment start date, you will be entitled to receive severance equal to four (4) month's base salary at the time of termination, subject to execution of a customary release of claims.  No severance is payable in the event that you voluntarily terminate your employment, or die or become disabled.  Any such severance payments will be paid to you in compliance with Section 409A of the Internal Revenue Code, which may mean a planned delay in payment.

You will receive a sign-on bonus of $25,000 upon your acceptance of this offer, payable on the Company's normal payroll schedule and subject to applicable withholding.

Other benefits available to you as an employee of Venaxis are:

1.	Effective October 1, 2016, as a full time employee you will be eligible to enroll in the Company's group medical plan(s) and the Company's 401(k) Plan. We will provide additional information about these benefits.

Richard Whitcomb
September 13, 2016

2.	You will be eligible to participate in the Venaxis Annual Cash Incentive bonus program, at a participation level identified on attached schedule. The bonus for 2016 will be pro-rated to reflect the period of time for which you were employed during the calendar year, and based on incentive goals approved by the Company.

3.	You are eligible to receive equity compensation in the form of a sign-on non-qualified stock option award. The award will be made outside of the Company's 2002 Stock Incentive Plan, as amended (the "Plan"). The Compensation Committee of the Board will make such stock option award as promptly as practicable after your employment start date. You will be eligible to be a participant under the Plan, or any successor plan, in 2017 and beyond.

4.	Your vacation, personal time (PTO) and holiday time is described in the Company's personnel policies. A summary description is attached. The full Venaxis Personnel Manual containing all information covering employee matters will be provided to you under separate cover.

5.	After 90 days as a Venaxis employee, Venaxis will reimburse you for any COBRA premiums paid by you for August and September 2016.

As a condition of employment, you will be expected to abide by Company rules and regulations, and you will be required to sign new employee hire documentation, including a separate Employee Confidentiality Agreement and Assignment of Inventions Agreement.  If you have any questions regarding these documents please contact us.  You should also note that you will be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. when you begin work.  Venaxis requires this documentation to be delivered to us no later than three (3) business days after the date of this letter.

Please understand your employment is "at will", voluntarily entered into and is for no specific period.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and with or without notice.  This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you and a duly authorized officer of Venaxis.

We hope you agree that you have a great contribution to make to the industry by way of Venaxis and that you will find working here a rewarding experience.  We look forward to a favorable reply and the opportunity of working with you to create a more successful company.

By: /s/ Jeffrey McGonegal
Jeffrey McGonegal
Chief Financial Officer

Richard Whitcomb
September 13, 2016

Please specify acceptance or rejection of this offer by returning this form by email or fax with your signature.

I agree to and accept the enclosed offer of employment with Venaxis, Inc.

My start date will be September 16, 2016.

Name:  Richard Whitcomb     Date:  September 14, 2016

/s/ Richard Whitcomb
Signature

I am rejecting the enclosed offer of employment for the following reason(s):__________________________

______________________________________________________________________________

______________________________________          __________________________
Name                                                                                                            Date

____________________________________________
Signature

Unless accepted or withdrawn this offer will terminate on September 20, 2016.

Richard Whitcomb
September 13, 2016

Schedule  – Offer Details

Description	Offer

Base annual compensation (F/T basis) guaranteed for one year	$245,000

Annual Cash Incentive Plan participation level, assuming 100% achievement of targets (@ actual annual base compensation)	30%
Title	Senior Vice President, Corporate Development

Position responsibilities
1.  Develop strategic plan for BiOptix to include:
  a.  Assessment of market opportunity for all BiOptix products including next generation system
  b.  Product specifications for all future products including next generation system
  c.  Develop resource plan for all new products as well as product upgrades
  d.  Develop (along with CFO) pro-forma financials around next generation system
  e.  Program manager for next generation system (work along with head of R&D)

2.  Develop and execute plan for driving sales outside US
  a.  Develop plan for which markets to target
  b.  Interview and select distribution partners
  c.  Negotiate terms and monitor performance

3.  Develop strategy for acquiring new products and services
  a.  Develop plan and criteria for potential partner/acquisition targets
  b.  Develop "target list" of potential partner/acquisition targets
  c.  Continued monitoring of market dynamics and new market entrants

4.  Fund raising
a.  Assist CEO in fund raising and other investor related activities
b.  Along with CEO, develop the BiOptix "story" and other presentation materials

Direct reports	None
Report to	CEO of Venaxis